ARTICLES OF AMENDMENT
                                      TO
                          ARTICLES OF INCORPORATION
                                      OF
                         MANNING & NAPIER FUND, INC.


       MANNING & NAPIER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

       FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

       SECOND: Pursuant to the authority contained in Sections 2-602(b)(1) of the Maryland General Corporation Law the Board of Directors by a resolution adopted via Unanimous Consent, voted to change the corporate name of the Corporation to Exeter Fund, Inc.

       THIRD: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record these Articles of Amendment, which Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law, and was approved by a majority of the Board without action by shareholders, and that such Amendment is solely for the purpose of changing the Corporation's corporate name.

       FOURTH: The charter of the Corporation is hereby amended by striking our Articles SECOND of the Articles of Incorporation, as amended, and inserting in lieu thereof the following:

       SECOND: The name of the Corporation is EXETER FUND, INC. (hereinafter called the Corporation).;

       FIFTH: The Board of Directors has authorized and empowered the officers of the Corporation to execute and deliver any and all documents, instruments, papers and writings, including but not limited to these Articles of Amendment to be filed with the State Department of Assessments and Taxation of Maryland and to do any and all other acts in the name of the Corporation, or on its behalf, as may be necessary or desirable in connection with the furtherance of the resolutions approving the change in the Corporations corporate name.

       SIXTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

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     IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 26th day of February, 1998.


                              MANNING & NAPIER FUND, INC.



                              By:  /s/B. Reuben Auspitz
                                      B. Reuben Auspitz
                                      Vice President


[SEAL]

Attest:



Jodi Hedberg
Secretary

           THE UNDERSIGNED, Vice President of MANNING & NAPIER FUND, INC., who executed on behalf of said corporation the foregoing Articles of Amendment to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to the Charter to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                /s/B. Reuben Auspitz
                                   B. Reuben Auspitz
                                   Vice President